Exhibit 10.8

______________________________________________________________________________________________________

AMENDED AND RESTATED SECOND STEP TRANSFER AGREEMENT
(TRANCHE 2)

dated as of December 8, 2016

among

THE LESSEES FROM TIME TO TIME PARTY HERETO,

as Sellers

and

MOBILE LEASING SOLUTIONS, LLC,

as Buyer

______________________________________________________________________________________________________

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS AND RELATED MATTERS ....................................................2

SECTION 1.1	Defined Terms ............................................................................................2

SECTION 1.2	Other Interpretive Matters ........................................................................11

ARTICLE II	AGREEMENT TO PURCHASE AND SELL ..................................................11

SECTION 2.1	Purchase and Sale .....................................................................................11

SECTION 2.2	Assignment and Assumption of Customer Lease-End Rights and Obligations ...............................................................................................12

SECTION 2.3	Lease Closing Date Purchase Price ..........................................................12

SECTION 2.4	Purchase Price Upgrade Date ...................................................................13

SECTION 2.5	No Recourse .............................................................................................13

SECTION 2.6	Intention of the Parties .............................................................................13

SECTION 2.7	Like-Kind Exchanges ...............................................................................14

SECTION 2.8	Transfer Upon Upgrade Termination Option Payment ............................14

SECTION 2.9	Transfer Upon Upgrade Exchange Option ...............................................14

SECTION 2.10	Proceeds from Sale of Exchanged Devices Exchanged Under Upgrade Exchange Option ......................................................................................15

ARTICLE III	PAYMENT OF DEFERRED PURCHASE PRICE AMOUNT,
EXCESS DEVICE PURCHASE PRICE AMOUNT AND
CONTINGENT PURCHASE PRICE ..............................................................15

SECTION 3.1	Deferred Purchase Price Amount ............................................................15

SECTION 3.2	Excess Device Purchase Price Amount ...................................................15

SECTION 3.3	Contingent Purchase Price ......................................................................15

ARTICLE IV	REPRESENTATIONS AND WARRANTIES ................................................16

SECTION 4.1	Mutual Representations and Warranties .................................................16

SECTION 4.2	Additional Representations and Warranties of the Lessees ....................17

SECTION 4.3	Additional Representations and Warranties of the Buyer ......................19

ARTICLE V	GENERAL COVENANTS .............................................................................19

SECTION 5.1	Mutual Covenants ..................................................................................19

SECTION 5.2	Additional Covenants of the Lessees .....................................................21

SECTION 5.3	Additional Covenants of the Buyer ........................................................23

ARTICLE VI	CORPORATE SEPARATENESS ...................................................................25
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TABLE OF CONTENTS
(continued)
Page

SECTION 6.1	Corporate Separateness ............................................................................25

ARTICLE VII	INVESTMENT COMPANY ACT PROVISIONS ...........................................29

SECTION 7.1	Representations and Agreements of the Lessees .....................................29

SECTION 7.2	Representations and Agreements of the Buyer ........................................30

ARTICLE VIII	MISCELLANEOUS .........................................................................................31

SECTION 8.1	Amendments, etc .....................................................................................31

SECTION 8.2	No Waiver; Remedies ..............................................................................31

SECTION 8.3	Notices, Etc ..............................................................................................31

SECTION 8.4	Binding Effect; Assignment ....................................................................31

SECTION 8.5	Survival ...................................................................................................31

SECTION 8.6	Costs and Expenses .................................................................................31

SECTION 8.7	Execution in Counterparts; Integration ...................................................32

SECTION 8.8	Governing Law ........................................................................................32

SECTION 8.9	Waiver of Jury Trial .................................................................................32

SECTION 8.10	Consent to Jurisdiction; Waiver of Immunities .......................................32

SECTION 8.11	Confidentiality .........................................................................................33

SECTION 8.12	No Proceedings ........................................................................................33

SECTION 8.13	Severability ..............................................................................................33

SECTION 8.14	Lessee Representative ..............................................................................33

SECTION 8.15	Mobile Leasing Solutions as Series LLC .................................................34

SECTION 8.16	Limited Recourse .....................................................................................34

ii

AMENDED AND RESTATED SECOND STEP TRANSFER AGREEMENT (TRANCHE 2)
This AMENDED AND RESTATED SECOND STEP TRANSFER AGREEMENT (TRANCHE 2), dated as of December 8, 2016 and effective as of the Amendment Closing Date (this “Agreement”), is among THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HERETO AS LESSEES, as sellers (collectively, the “Lessees” and, each, a “Lessee”), and MOBILE LEASING SOLUTIONS, LLC, a Delaware limited liability company, acting for itself and on behalf of Series 2 thereof, as buyer (the “Buyer”).
W I T N E S S E T H:
WHEREAS, the Lessees and the Buyer are parties to the Second Step Transfer Agreement (Tranche 2), dated as of April 28, 2016 and effective as of the Lease Closing Date (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Second Step Transfer Agreement”);
WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Original Second Step Transfer Agreement;
WHEREAS, pursuant to that certain Amended and Restated First Step Transfer Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date (as amended, supplemented or otherwise modified from time to time, the “First Step Transfer Agreement”), among the Originators and the Lessees, on the Lease Closing Date the Originators contributed and from time to time the Originators will contribute Devices and Related Customer Leases to the Lessees as further described in the First Step Transfer Agreement;
WHEREAS, each Lessee wishes to sell and the Buyer wishes to purchase the Devices and the Customer Lease-End Rights and Obligations under the Related Customer Leases pursuant to and in accordance with the terms hereof;
WHEREAS, the Devices and the Customer Lease-End Rights and Obligations under the Related Customer Leases will be held in the name of Mobile Leasing Solutions on behalf of Series 2;
WHEREAS, the Buyer has agreed to pay to the Lessees the Cash Purchase Price, the Deferred Purchase Price Amount and the Contingent Purchase Price, in each case, in accordance with the terms hereof;
WHEREAS, pursuant to that certain Amended and Restated Master Lease Agreement (Tranche 2), dated as of the date hereof and effective as of the Amendment Closing Date (as amended, supplemented or otherwise modified from time to time, the “Master Lease Agreement”), by and among the Lessees, Servicer, the Buyer and Collateral Agent, as supplemented by each Device Lease Schedule agreed as of the Lease Closing Date by the Lessees and the Buyer and, if applicable, amended pursuant to Section 2.14 of the Master Lease Agreement (the Master Lease Agreement, together with each Device Lease Schedule, collectively, the “Device Leases” and, each, a “Device Lease”), on the Lease Closing Date the Buyer commenced leasing the Lease Closing Date Devices to the relevant Lessee;
WHEREAS, Servicer is servicing the Devices and Related Customer Leases for Lessees and the Buyer pursuant to the Servicing Agreement;
WHEREAS, the Parties intend that the Transaction Documents create a financing for all U.S. federal, state and local income tax purposes, and thus specifically that (i) the Cash Purchase Price paid under this Agreement at closing be treated for such purposes as amounts loaned by the Buyer for which the Devices provide security and (ii) the Rental Payments payable to the Buyer under the Device Leases be treated for such purposes as payments on such indebtedness owed to the Buyer;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Original Second Step Transfer Agreement is amended and restated in its entirety as set forth in this Agreement and hereby further agree as follows:
ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1        Defined Terms. In this Agreement, capitalized terms not otherwise defined herein have the meaning provided for such terms in Appendix A to the Master Lease Agreement. In addition, the following terms used herein have the meanings indicated below:

“Agreement” shall have the meaning provided in the preamble of this Agreement.
“Available Funds” shall have the meaning provided in the Servicing Agreement.
“Buyer” shall have the meaning provided in the preamble of this Agreement.
“Buyer Obligations” shall have the meaning provided in Section 7.1(b) of this Agreement.
“Buyer Permitted Lien” means

(a)Liens created under the Transaction Documents;

(b)Liens securing Debt under any Permitted Additional Tranche and “Permitted Liens” or “Buyer Permitted Liens” as defined in the transaction documents relating to any Permitted Additional Tranche;

(c)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of the Buyer in conformity with GAAP;

(d)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(f)Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;

(g)(i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Debt or (B) pooled deposit or sweep accounts of the Buyer to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Buyer and (ii) other Liens securing cash management obligations (that do not constitute Debt) in the ordinary course of business;

(h)Liens of a collecting bank arising under Section 4‑208 or Section 4‑210 of the UCC on items in the course of collection; or

(i)nonrecourse Liens on and purchase money security interests in immaterial assets of Mobile Leasing Solutions arising in the ordinary course of business.

“Cash Purchase Price” shall have the meaning provided in Section 2.3(a) of this Agreement.
“Collections” shall have the meaning provided in the Servicing Agreement.
“Contingent Device Purchase Price” means an amount (which may be less than zero) equal to:

(a)    the sum of:

(i)the aggregate Device Net Sale Proceeds in respect of all Device disposals on or prior to the Final Settlement Date; plus

(ii)the sum of all Device Dilution Payments on or prior to the Final Settlement Date; plus

(iii)the sum of all Customer Purchase Price Amounts on or prior to the Final Settlement Date; plus

(iv)the aggregate Sprint Net Sale Proceeds in respect of all Device disposals on or prior to the Final Settlement Date; plus

(v)the sum of all Forward Purchase Price Amounts in respect of all Device disposals on or prior to the Final Settlement Date; minus

(b)    the sum of:

(i)    the aggregate Device Residual Values for each Lease Closing Date Device as of the applicable Expected Sales Date of such Device; plus

(ii)    the sum of all Supplemental Fixed Amounts;
provided, any transfers or sale of Devices under Sections 2.8, 2.9 and, for the avoidance of doubt, 2.10, shall not be included in the calculation of clause (a) and provided, further, the deductions in clause (b) shall be without duplication of any amounts deducted from the calculation of Deferred Purchase Price Amount.
“Contingent Rent Purchase Price” means an amount (which may be less than zero) equal to

(a)    the sum of:

(i)    all Excess Rental Payments on or prior to the Final Settlement Date; plus

(ii)    all Other Payments on or prior to the Final Settlement Date; plus

(iii)    the MLS Collection Account Interest; minus

(b)    the sum of:

(i)    the sum of all Rental Payments and other amounts due and owing to the Buyer by any Lessee, Servicer or Guarantor as of the Final Settlement Date; plus

(ii)    the aggregate additional interest expense incurred by the Buyer in respect of the Facilities as a result of the Buyer not receiving Device Net Sale Proceeds (or Device Dilution Payments, Customer Purchase Price Amounts, Sprint Net Sale Proceeds or Forward Purchase Price Amounts in lieu thereof) for a Device on or prior to the applicable Expected Sales Date of such Device; provided such interest expense with respect to each applicable Device shall be calculated for the period between the Expected Sales Date of such Device and the earlier of (x) the Final Settlement Date and (y) the date on which the Device Net Sale Proceeds (or Device Dilution Payments, Customer Purchase Price Amounts, Sprint Net Sale Proceeds or Forward Purchase Price Amounts in lieu thereof) for such Device are actually received by the Buyer at the rate set forth in the applicable Financing Document on an amount equal to the Device Residual Value of such Device as of the Expected Sales Date; provided, further, this clause (ii) shall exclude additional interest expense with respect to any Device returned to the Buyer (or its Nominated Agent) that satisfies the Device Return Condition for any period after the Device Disposal Period for such Device; provided further, this clause (ii) shall be inapplicable to any Exchanged Device where the related Upgraded Device has been sold to Buyer pursuant to Section 2.1; plus

(iii)    all unreimbursed costs and fees of the Buyer (or its Nominated Agent) as of the Final Settlement Date to repair and restore Devices that when returned were not in Device Return Condition; provided any such repair cost or expense was incurred by the Buyer (or its Nominated Agent) in accordance with the Transaction Documents;

provided, however, the deductions in (b)(i)-(iii) shall be without duplication of any amounts deducted from the calculation of Deferred Purchase Price Amount.
“Contingent Purchase Price” means an aggregate amount (which shall not be less than zero) equal to (a) the sum of the Contingent Device Purchase Price plus the Contingent Rent Purchase Price minus (b) the sum of all Excess Device Purchase Price Amounts paid to the Lessee Representative.
“Customer Lease-End Rights and Obligations” means, with respect to any Related Customer Lease for a Device, (a) during the Term of a Device Lease for such Device, (i) the right to receive possession of such Device if returned by the Customer, (ii) the right to receive purchase price payments or payments in lieu of delivery by Customers under such Related Customer Lease, (iii) the obligation to deliver title to such Device to the relevant Customer free and clear of any Adverse Claims arising by and through the Buyer upon payment of the purchase price or payment in lieu of delivery and all other amounts due and owing for such Device under such Related Customer Lease, (iv) the right to terminate such Related Customer Lease in accordance with the early termination provisions thereof if the Sprint Parties discontinue the Sprint Parties’ leasing program for Devices and (v) the right to set the fair market value of such Device under such Related Customer Lease in relation to the Customer’s purchase option in respect of such Device after the Customer Lease Term and (b) at all times after the Term of a Device Lease for such Device, solely to the extent that the relevant Lessee does not exercise the Purchase Option with respect to such Device, all rights and obligations under such Related Customer Lease other than the right to receive all Customer Receivables attributable to any period during the Term of such Device Lease.
“Customer Purchase Price Amounts” means with respect to any Device, all purchase price payments and payments in lieu of delivery of such Device received by the Buyer, directly or indirectly from the relevant Customers under the applicable Related Customer Lease. For the avoidance of doubt this amount shall not include payments on account of scheduled Customer Receivables.
“Debt” means, at any time, indebtedness of any Person at any time, without duplication, all obligations of such Person for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) of such Person for the deferred payment of the purchase price of property, and all capital lease obligations or other obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and all guarantees (whether contingent or otherwise) of such Person guaranteeing the Debt of any other Person, whether directly or indirectly (other than endorsements for collection or deposit in the ordinary course of business).
“Deemed Collections” shall have the meaning provided in the Servicing Agreement.
“Deferred Purchase Price” shall have the meaning provided in Section 2.3(b) of this Agreement.

“Deferred Purchase Price Amount” shall have the meaning provided in Section 3.1 of this Agreement.
“Deferred Purchase Price Interest” shall have the meaning provided in Schedule VI of this Agreement.
“Delivery Costs” shall have the meaning provided in the Device Repurchase Agreement.
“Device Dilution Payment” means with respect to any Device, (i) any payment to the Buyer on account of Dilutions in respect of the Device Residual Value for such Device pursuant to Sections 2.14(b)(ii) of the Servicing Agreement, Sections 2.9(a)(ii)(3), 2.9(a)(iii)(3) or 2.9(d) (solely to the extent Servicer is required to and makes a payment under clause (iii) of the definition of “Upgrade Termination Option Payment”) of the Master Lease Agreement, or the exercise by any Lessee of the Upgrade Termination Option and payment of any amounts under clause (a)(iii) of the definition of Upgrade Termination Option Payment and (ii) any Upgrade Dilution deposited into the Upgrade Reserve Account and distributed to the MLS Collection Account (Tranche 2) or to the Forward Purchaser pursuant to Sections 2.9(c)(i) or 2.9(c)(iii) of the MLS Intercreditor Agreement.
“Device Disposal Period” means, with respect to a Device, the period from the return of the Device to the Buyer (or its Nominated Agent) to the earlier of (a) in the case of a Device (other than a Reparable Device or Incremental Device), 30 days thereafter, in the case of a Reparable Device, 45 days thereafter and in the case of an Incremental Device, 60 days thereafter and (b) the date such Device is disposed of.
“Device Handling Fee” shall have the meaning provided in the Support Services Agreement.
“Device Losses” means with respect to a Device, an amount (which may be less than zero) equal to (a) the sum of (i) the Device Net Sale Proceeds in respect of the disposal of such Device on or prior to the Final Settlement Date, (ii) any Device Dilution Payment in respect of such Device on or prior to the Final Settlement Date, (iii) any Customer Purchase Price Amount in respect of such Device on or prior to the Final Settlement Date, (iv) the Sprint Net Sale Proceeds in respect of the disposal of such Device on or prior to the Final Settlement Date and (v) the Forward Purchase Price Amount in respect of the disposal of such Device on or prior to the Final Settlement Date; minus (b) the sum of (i) the Device Residual Value for such Device as of the applicable Expected Sales Date of such Device plus (ii) the sum of all Rental Payments and other amounts due and owing to the Buyer by any Lessee, Servicer or Guarantor as of the Final Settlement Date in respect of such Device; plus (iii) the aggregate additional interest expense incurred by the Buyer in respect of the Facilities as a result of the Buyer not receiving Device Net Sale Proceeds (or Device Dilution Payments, Customer Purchase Price Amounts, Sprint Net Sale Proceeds or Forward Purchase Price Amounts in lieu thereof) in respect of such Device on or prior to the applicable Expected Sales Date of such Device, provided such interest expense with respect to such Device shall be calculated for the period between the Expected Sales Date of such Device and the earlier of (x) the Final Settlement Date and (y) the date on which the Device Net Sale Proceeds (or Device Dilution Payments, Customer Purchase Price Amounts, Sprint Net Sale Proceeds or Forward Purchase Price Amounts in lieu thereof) for such

Device are actually received by the Buyer at the rate set forth in the applicable Financing Document on an amount equal to the Device Residual Value of such Device as of the Expected Sales Date; provided, further, this clause (b)(iii) shall exclude additional interest expense with respect to a Device that is returned to the Buyer (or its Nominated Agent) and satisfies the Device Return Condition for any period after the Device Disposal Period for such Device; plus (iv) all unreimbursed costs and fees of the Buyer (or its Nominated Agent) as of the Final Settlement Date to repair and restore such Device that when returned was not in the Device Return Condition, provided any such repair cost or expense was incurred by the Buyer (or its Nominated Agent) in accordance with the Transaction Documents, provided, however, the deductions in (b)(i)-(iv) shall be without duplication of any amounts deducted from the calculation of Contingent Purchase Price and clause (b)(i) of Section 3.1.
“Device Net Sale Proceeds” means, with respect to a Device sold by the Buyer (or its Nominated Agent) in the secondary market, the Device Sale Proceeds for such Device less the Device Handling Fee payable with respect to such sale.
“Device Repayment Purchase Price” shall have the meaning provided in the Servicing Agreement.
“Devices” means the Lease Closing Date Devices, the Upgraded Devices and each wireless mobile device received by the Buyer in connection with a Like-Kind Exchange for any of the foregoing Devices.
“Device Sale Proceeds” means, with respect to a Device sold by the Buyer (or its Nominated Agent), the gross proceeds of sale of such Device.
“Excess Device Purchase Price Amount” means, on any Settlement Date, an amount (which may not be less than zero) equal to:
(a)    the sum of:

(i)    the aggregate Device Net Sale Proceeds in respect of all Device disposals during the calendar month then most recently ended; plus

(ii)    the sum of all Device Dilution Payments during the calendar month then most recently ended; plus

(iii)    the sum of all Customer Purchase Price Amounts during the calendar month then most recently ended; plus

(iv)    the aggregate Sprint Net Sale Proceeds in respect of all Device disposals during the calendar month then most recently ended; plus

(v)    the sum of all Forward Purchase Price Amounts in respect of all Device disposals during the calendar month then most recently ended; minus

(b)    the sum of:

(i)    the aggregate Device Residual Values for each of the Devices referred to in clause (a)(i), (ii), (iii), (iv) and (v) as of the applicable Expected Sales Date of such Device; provided, however the Device Residual Value for a Device shall only be counted once in determining the amount of this clause (b)(i); plus

(ii)    the sum of all Supplemental Fixed Amounts during the calendar month then most recently ended;

provided, any transfers or sale of Devices under Sections 2.8, 2.9 and, for the avoidance of doubt, 2.10, shall not be included in the calculation of clauses (a) or (b).
“Excess Rental Payment” means (i) with respect to a Customer Lease, all monthly Customer Receivables paid by Customers in respect of any period after the Scheduled Customer Lease Term of such Customer Lease, (ii) with respect to the exercise of any Upgrade Termination Option and without duplication of any amounts in clause (i), all Customer Receivables (including down payments) transferred to the MLS Collection Account (Tranche 2) on account of an Upgraded Customer Lease allocable to the period after the Upgrade Date other than any amounts deducted from the related Upgrade Termination Option Payment pursuant to clause (b) of the definition thereof and (iii) without duplication of any amounts in clauses (i) or (ii), all monthly Customer Receivables, Rent Dilutions and payments under the Sprint Guarantee transferred by Servicer or Guarantor to the MLS Collection Account (Tranche 2) in respect of a Device Lease Payment Date in excess of the Rental Payment due on such Device Lease Payment Date (excluding applied Carryover Amounts and applied Excess Amounts).
“Facilities” means the Senior Loans and the Senior Subordinated Loans.
“Financing Documents” means each of the documents evidencing the Facilities.
“Forward Purchase Price Amount” means, with respect to a Device sold by the Buyer (or its Nominated Agent) to Forward Purchaser under the Forward Purchase Agreement, the Fixed Price (as defined in the Forward Purchase Agreement) for such Device as of the Sale Date (as defined in the Forward Purchase Agreement) of such Device less the Originator Charge.
“Income Tax” means any tax imposed on the net income or profits of any Person and any similar Taxes, including any minimum Tax, net worth Tax, capital stock Tax or similar Tax.
“Incremental Device” shall have the meaning provided in the Support Services Agreement.
“Independent Director” means a natural person who (I) is not at the time of initial appointment, or at any time while serving as Independent Director of a Lessee, and has not been at any time during the preceding five (5) years: (a) a stockholder, member, director, manager (with the exception of serving as an independent manager or independent director of any Lessee), officer, employee, partner, attorney or counsel of such Lessee or Guarantor or any of their respective Affiliates (other than the other Lessees); (b) a supplier or other Person who derives any of its purchases or revenues from its activities with such Lessee or Guarantor or any of their respective Affiliates (except in such person’s capacity as an independent manager or independent director of any Lessee); or (c) a member of the immediate family of any such supplier, stockholder, member, director, manager, officer, employee, partner, attorney, counsel or other Person described in clauses (a) or (b) above and (II) (1) has prior experience as an independent manager or independent director for a company whose charter documents required the unanimous consent of all independent managers or independent directors thereof before such company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) has at least three years of relevant employment experience.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Lease Closing Date Devices” means the wireless mobile devices identified on Schedule I hereto.
“Lease Closing Date Customer Leases” means each Customer Lease with respect to a Lease Closing Date Device identified on Schedule II hereto.
“Lessee Permitted Additional Tranche” means, in respect of any Lessee, any transaction or arrangement whereby (i) such Lessee sells (directly or indirectly) mobile wireless devices and rights in customer leases to Mobile Leasing Solutions acting for itself and/or on behalf of any Series (other than Series 2) and leases back (directly or indirectly) such devices from Mobile Leasing Solutions acting for itself and/or on behalf of any Series (other than Series 2) and (ii) Mobile Leasing Solutions acting for itself and/or on behalf of any Series finances such sale pursuant to a Permitted Additional Tranche.
“Lessee Permitted Additional Tranche Transaction Documents” means the documents mutually agreed to by the relevant Lessees and Mobile Leasing Solutions acting for itself and/or on behalf of any Series evidencing a Lessee Permitted Additional Tranche.
“Lessee Representative” shall have the meaning provided in Section 8.14 of this Agreement.
“MLS Collection Account Interest” means, as of the Final Settlement Date, the sum of (i) the aggregate amount of interest payments on or credited to the MLS Collection Account (Tranche 2) accrued to such date minus (ii) the aggregate amount of interest payments on or credited to the MLS Collection Account (Tranche 2) paid to the Lessee Representative pursuant to the Waterfall to such date.
“Mobile Leasing Solutions” means Mobile Leasing Solutions, LLC, a Delaware limited liability company.
“Net Device Losses” means, with respect to any Device for which the calculation of Device Losses resulted in an amount less than zero, an amount equal to the lesser of (i) the Deferred Purchase Price with respect to such Device and (ii) the Device Losses with respect to such Device (assuming the Device Losses are expressed as a positive amount solely for purposes of this clause (ii)). As an example, if Device Losses are -50, for purposes of clause (ii), Device Losses would be expressed as 50.
“OFAC” shall have the meaning provided in the First Step Transfer Agreement.

“Originator Charge” shall have the meaning provided in the Support Services Agreement.
“Originator Device Fee” shall have the meaning provided in the Device Repurchase Agreement.
“Other Payments” means the sum of all Collections received by the Buyer, directly or indirectly, from Customers under the Related Customer Leases (other than scheduled Customer Receivables and Customer Purchase Price Amounts).
“PATRIOT Act” shall have the meaning provided in the First Step Transfer Agreement.
“Permitted Additional Tranches” means any transaction entered into by Mobile Leasing Solutions acting for itself and/or on behalf of any Series (other than Series 2) constituting non-recourse secured debt of Mobile Leasing Solutions and/or such Series secured by mobile wireless devices and customer leases of such Series (whether held by such Series directly or held in the name of Mobile Leasing Solutions on behalf of such Series) arising from a mobile telephony operator’s cellular telephony business and which may also be secured by the membership interests in such Series and/or other assets of such Series (whether held by such Series directly or held in the name of Mobile Leasing Solutions on behalf of such Series), which collateral does not constitute collateral securing any other financing of Mobile Leasing Solutions (acting on behalf of itself or any Series) and in respect of which the Persons providing such financing in connection with such transaction and their agents have entered into intercreditor arrangements containing the Required Intercreditor Provision limiting the rights of such Persons and their agents to the specific collateral securing such non-recourse debt.
“Purchase Price” means the Lease Closing Date Purchase Price as adjusted pursuant to Section 2.4.
“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.
“Related Customer Leases” means the Lease Closing Date Customer Leases and the Upgraded Customer Leases.
“Related Originator” shall have the meaning provided in the First Step Transfer Agreement.
“Related Lease Closing Date Purchase Price” shall have the meaning provided in Section 2.3 of this Agreement.
“Related Upgrade Purchase Price” shall have the meaning provided in Section 2.4 of this Agreement.
“Rent Dilution” means a Dilution in respect of a scheduled Customer Receivable.
“Rent Payment Shortfall” means, as of any date of determination, the sum of all accrued and unpaid Rental Payments as of such date.

“Required Intercreditor Provision” shall have the meaning provided in the MLS Intercreditor Agreement.
“Senior Loan Lenders” shall have the meaning provided in the Servicing Agreement.
“Servicer Report” shall have the meaning provided in the Servicing Agreement.
“Sprint Net Sale Proceeds” means, with respect to (i) a Device sold by the Buyer (or its Nominated Agent) to any Originator under the Device Repurchase Agreement, the Device Sale Proceeds for such Device less the Originator Device Fee less, to the extent not included in the Originator Device Fee, Delivery Costs and sales and transfer Taxes (not including any Income Taxes), if any, payable with respect to such transfer incurred in connection with such sale, (ii) a Device for which any Lessee has made payment under Section 2.11(c) of the Master Lease Agreement, the amount paid under Section 2.11(c)(ii) of the Master Lease Agreement, (iii) a Device for which the Servicer has made payment under Section 5.2 of the Servicing Agreement, without duplication of any amounts in clause (ii), the amount paid under Section 5.2(ii) of the Servicing Agreement or (iv) a Purchase Option Device, the Purchase Option Price paid under Section 2.16 of the Master Lease Agreement.
“Supplemental Fixed Amount” shall have the meaning provided in the Forward Purchase Agreement.
“Support Services Agreement” shall have the meaning provided in the Servicing Agreement.
“Transfer” shall have the meaning provided in Section 7.1(b) of this Agreement.
“Upgrade Exchange Option Transfer Date” shall have the meaning provided in Section 2.9 of this Agreement.
SECTION 1.2        Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.2 of the Master Lease Agreement.

ARTICLE II

AGREEMENT TO PURHCASE AND SELL

SECTION 2.1        Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, (i) on the Lease Closing Date, each Lessee, severally and for itself, hereby sells to the Buyer, and, in consideration of the payment of the Lease Closing Date Purchase Price in accordance with Section 2.3, the Buyer hereby purchases from the relevant Lessee, all of such Lessee’s right, title and interest in, to and under (a) each Lease Closing Date Device and (b) the Customer Lease-End Rights and Obligations under each Lease Closing Date Customer Lease and (ii) subject to Section 2.8, on each Upgrade Date occurring during the Term of a Device Lease for a Device, each Lessee, severally and for itself, hereby sells to the Buyer, and, in consideration of the payment of the Related Upgrade Purchase Price in accordance with Section 2.4, the Buyer hereby purchases from the relevant Lessee, all of such Lessee’s right, title and interest in, to and under (a) each Upgraded Device subject to a Customer Upgrade on such

Upgrade Date and (b) the Customer Lease-End Rights and Obligations under each Upgraded Customer Lease related to such Upgraded Devices. For the avoidance of doubt, any Device the Upgrade Date with respect to which occurred after the end of the Term of a Device Lease for such Device shall not be transferred pursuant to this Agreement.

SECTION 2.2        Assignment and Assumption of Customer Lease-End Rights and Obligations. For the purposes of this Agreement, (x) all sales of contractual and other rights of Lessees in connection with Devices and Related Customer Leases shall be deemed to be absolute and irrevocable assignments thereof and (y) all purchases of contractual obligations by the Buyer shall be deemed to be assumptions thereof. From and after the Lease Closing Date (i) the Buyer shall have assumed the Customer Lease-End Rights and Obligations under the Lease Closing Date Customer Leases and (ii) each Lessee shall have relinquished its rights and be released from its obligations under the Customer Lease-End Rights and Obligations under the Lease Closing Date Customer Leases. From and after any Upgrade Date for an Upgraded Device (i) the Buyer shall have assumed the Customer Lease-End Rights and Obligations under the Upgraded Customer Lease for such Upgraded Device and (ii) each Lessee shall have relinquished its rights and be released from its obligations under the Customer Lease-End Rights and Obligations under such Upgraded Customer Lease. For the avoidance of doubt, in the case of each Lease Closing Date Customer Lease, from and after the Lease Closing Date, and, in the case of any Upgraded Device, from and after the Upgrade Date for such Upgraded Device, until the Term of a Device Lease for such Device has terminated or expired, the relevant Lessee shall be the lessor of record of the Device under the Related Customer Lease and own the right to receive all scheduled Customer Receivables in connection with such Related Customer Lease. Furthermore, for the avoidance of doubt, except for the obligations assigned to the Buyer herein, nothing herein shall relieve the relevant Lessee (or the Servicer on its behalf) from performing its obligations under the relevant Customer Leases.

SECTION 2.3        Lease Closing Date Purchase Price. The purchase price for the Lease Closing Date Devices and the Customer Lease-End Rights and Obligations under the Lease Closing Date Customer Leases sold by each Lessee to the Buyer on the Lease Closing Date (each, a “Related Lease Closing Date Purchase Price” and, in the aggregate, the “Lease Closing Date Purchase Price”) shall be payable by the Buyer as follows:

(a)    first, on the Lease Closing Date, the Buyer shall pay to the Lessee Representative, on behalf of the Lessees, a portion of the Related Lease Closing Date Purchase Price in cash (in immediately available funds) in the amount set forth on Schedule III under the heading “Cash Purchase Price” (the “Cash Purchase Price”);

(b)    second, a portion of such Related Lease Closing Date Purchase Price in the amount set forth on Schedule III under the heading “Deferred Purchase Price” shall be deferred (the “Deferred Purchase Price”) and paid to the Lessee Representative, on behalf of the Lessees, in accordance with Section 3.1; and

(c)    third, the remaining portion of such Related Lease Closing Date Purchase Price shall be deferred and paid to the Lessee Representative, on behalf of the Lessees, on the Final Settlement Date in accordance with Section 3.3 as the Contingent Purchase Price.

SECTION 2.4        Purchase Price Upgrade Date. The consideration for any Upgraded Device and the Customer Lease-End Rights and Obligations under the related Upgraded Customer Lease sold by the relevant Lessee to the Buyer on the applicable Upgrade Date (each, a “Related Upgrade Purchase Price”) shall consist of (a) a purchase price equal to the Related Lease Closing Date Purchase Price (or, if the Exchanged Device was originally an Upgraded Device, the Related Upgrade Purchase Price) that was or would have been payable in respect of the Exchanged Device without giving effect to any Upgrade Exchange and (b) delivery to the Lessee of the Exchanged Device (or net sale proceeds thereof) subject to the conditions set forth in Sections 2.9 and 2.10; provided, however, the Contingent Purchase Price calculation for net disposal proceeds shall be made using the net disposal proceeds relating to the Upgraded Device and not the Exchanged Device and the calculation of Excess Rental Payments in the Contingent Purchase Price Calculation shall account for Customer Receivables paid in respect of the Upgraded Customer Lease related to such Upgraded Device. Any amount paid or payable by the Buyer in respect of the Exchanged Device shall be deemed paid or payable by the Buyer in respect of such Upgraded Device except the Contingent Purchase Price shall be adjusted as described above. Nothing in this Section 2.4 shall operate as to require the Buyer to pay any additional amounts of Cash Purchase Price or Deferred Purchase Price on account of the Upgraded Device that would not otherwise have been payable by the Buyer under the Transaction Documents with respect to the Exchanged Device. For the avoidance of doubt, at the time of any Upgrade Exchange, any amounts of the Related Lease Closing Date Purchase Price (or, if the Exchanged Device was an Upgraded Device, the Related Upgrade Purchase Price) previously paid in respect of the Exchanged Device will be deemed to have been paid in respect of the Related Upgrade Purchase Price of the Upgraded Device.

SECTION 2.5        No Recourse. Except as specifically provided in this Agreement, the purchase and sale of the Devices and the Customer Lease-End Rights and Obligations under this Agreement shall be without recourse to any Lessee.

SECTION 2.6        Intention of the Parties. It is the express intent of each of the parties hereto that each purchase and sale hereunder shall (except for U.S. federal, state and local income tax purposes) each severally constitute a true sale and absolute assignment of the Devices and the Customer Lease-End Rights and Obligations by each Lessee to the Buyer (such that the Devices and the Customer Lease-End Rights and Obligations, other than those, if any, subsequently transferred pursuant to Section 2.8, repurchased by or transferred to the Lessees pursuant to the terms of the Transaction Documents or exchanged pursuant to a Like-Kind Exchange, would not be property of any Lessee’s estate in any Insolvency Event relating to any Lessee). As a protective measure in the event that, notwithstanding the foregoing, the conveyance of the Devices and the Customer Lease-End Rights and Obligations to the Buyer is recharacterized by any third party as a pledge securing a loan, each Lessee does hereby grant to Mobile Leasing Solutions for the benefit of Series 2 as of, (x) in the case of the Lease Closing Date Devices and Customer Lease-End Rights and Obligations in respect of the Lease Closing Date Customer Leases, the Lease Closing Date, (y) in the case of each Upgraded Device and Customer Lease-End Rights and Obligations with respect to each Upgraded Customer Lease, the Upgrade Date for the related Upgraded Device and (z) in the case of each Like-Kind Exchange Device, the Like-Kind Exchange Transfer Date for such Like-Kind Exchange Device, a security interest in all of such Lessee’s now or hereafter existing right, title and interest in, to and under the Devices and the Customer Lease-End Rights and Obligations and agrees that this Agreement shall constitute a security agreement under applicable law. Each Lessee hereby authorizes the Buyer, or its respective designees (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Devices and the Customer Lease-End Rights and Obligations now existing or hereafter arising in the name of such Lessee and (ii) to the extent permitted by Law and the Servicing Agreement, to notify Customers of the assignment of the Devices and related Customer Lease-End Rights and Obligations pursuant hereto.

SECTION 2.7        Like-Kind Exchanges. At any time that Servicer (on behalf of the Lessee) does a Like-Kind Exchange under the relevant Customer Lease and as permitted under the Servicing Agreement, the Lessee shall be deemed to have sold to the Buyer the Device subject to the Like-Kind Exchange (“Like-Kind Exchange Device”) on the Like-Kind Exchange Transfer Date for such Like-Kind Exchange Device in exchange for the Related Lease Closing Date Purchase Price or, in the case of an Upgraded Device, the Related Upgrade Purchase Price, as applicable, for such Device that was or would have been payable in respect of the original Device, provided, however, the Contingent Purchase Price calculation for net disposal proceeds shall be made using the net disposal proceeds relating to the Like-Kind Exchange Device and not the original Device. Any amount payable by the Buyer in respect of the original Device shall instead be payable by the Buyer in respect of such Like-Kind Exchange Device except the Contingent Purchase Price shall be adjusted as described above. Nothing in this Section 2.7 shall operate as to require the Buyer to pay any additional amounts of Cash Purchase Price or Deferred Purchase Price on account of the Like-Kind Exchange Device that would not otherwise have been payable by the Buyer under the Transaction Documents with respect to the original Device. For the avoidance of doubt, at the time of any Like-Kind Exchange, any amounts of the Related Lease Closing Date Purchase Price (or, if the original Device was an Upgraded Device, the Related Upgrade Purchase Price) previously paid in respect of the original Device will be deemed to have been paid in respect of the Related Upgrade Purchase Price of the Like-Kind Exchange Device.

SECTION 2.8        Transfer Upon Upgrade Termination Option Payment. At any time a Device Lease for a Device is terminated pursuant to the exercise by the relevant Lessee of its Upgrade Termination Option with respect to such Device in accordance with Section 2.13(b)(ii) of the Master Lease Agreement, the transfer in Section 2.1 with respect to the related Upgraded Device will be deemed not to have occurred. For the avoidance of doubt, to the extent the Buyer has any rights, title or interest in the Upgraded Device and the Customer Lease-End Rights and Obligations in respect of the related Upgraded Customer Lease notwithstanding the preceding sentence, the Buyer shall transfer to the relevant Lessee, effective as of the Upgrade Date for such Device, all of the Buyer’s right, title and interest in and to such Upgraded Device and such Customer Lease-End Rights and Obligations. In connection with any exercise by a Lessee of its Upgrade Termination Option, the Buyer shall have the rights and obligations that it would otherwise have had with respect to the Exchanged Device without giving effect to any Upgrade Exchange.

SECTION 2.9        Transfer Upon Upgrade Exchange Option. Following any Upgrade Exchange of a Device during the Term of the Device Lease for such Device and if (i) the relevant Lessee has not elected the Upgrade Termination Option with respect to the Upgraded Device within the Upgrade Termination Option Period or, during the Upgrade Termination

Option Period, has notified the Buyer that it waives its right to elect the Upgrade Termination Option with respect to such Upgraded Device (which notice and waiver shall be irrevocable) and (ii) the Servicer has paid to the Buyer any Upgrade Dilution with respect to such Upgrade Exchange by the Upgrade Dilution Payment Date, if applicable, in accordance with Section 2.13(b)(i) of the Master Lease Agreement (the date conditions (i) and (ii) are satisfied, the “Upgrade Exchange Option Transfer Date”), the Buyer shall be deemed to have transferred to the relevant Lessee on the Upgrade Exchange Option Transfer Date title to the Exchanged Device subject to the Upgrade Exchange.

SECTION 2.10    Proceeds from Sale of Exchanged Devices Exchanged Under Upgrade Exchange Option. Following any Upgrade Exchange of a Device during the Term of the Device Lease for such Device for which (i) the relevant Lessee does not elect the Upgrade Termination Option with respect to the Upgraded Device within the Upgrade Termination Option Period or, during the Upgrade Termination Option Period, has notified the Buyer that it waives its right to elect the Upgrade Termination Option with respect to such Upgraded Device (which notice and waiver shall be irrevocable) and (ii) the Servicer fails to pay the Upgrade Dilution with respect to the Upgrade Exchange by the Upgrade Dilution Payment Date, if applicable, the Buyer shall sell the Exchanged Device subject to the Upgrade Exchange and apply the Device Net Sale Proceeds or Forward Purchase Price Amount, as applicable, first, in satisfaction of any unpaid Upgrade Dilution with respect to the Upgrade Exchange and, second, any remainder, to the Lessee Representative (on behalf of the relevant Lessee).

ARTICLE III

PAYMENT OF DEFERRED PURCHASE PRICE AMOUNT, EXCESS DEVICE PURCHASE PRICE AMOUNT AND CONTINGENT PURCHASE PRICE

SECTION 3.1        Deferred Purchase Price Amount. The Buyer shall pay the Lessee Representative, on behalf of the Lessees, on any Settlement Date in accordance with the Waterfall, an aggregate amount (which shall not be less than zero) (the “Deferred Purchase Price Amount”) equal to (I)(a) the sum of (i) the aggregate Deferred Purchase Price plus (ii) the remainder of (x) the aggregate amount of Deferred Purchase Price Interest accrued to such date minus (y) the aggregate amount of Deferred Purchase Price Interest paid to the Lessees to such date minus (b) the sum of (i) the aggregate amount of Rent Payment Shortfalls to such date without duplication of any amounts deducted from the calculation of Contingent Rent Purchase Price and Net Device Losses plus (ii) the sum of all Supplemental Fixed Amounts plus (iii) the aggregate Net Device Losses to such date; provided, however, in determining the aggregate Net Device Losses the calculation shall exclude each Exchanged Device where the related Upgraded Device is sold to the Buyer pursuant to Section 2.1 minus (II) the aggregate amount paid to such date pursuant to clause (I).

SECTION 3.2        Excess Device Purchase Price Amount. The Buyer shall pay the Lessee Representative, on behalf of the Lessees, on any Settlement Date in accordance with the Waterfall, the Excess Device Purchase Price Amount.

SECTION 3.3        Contingent Purchase Price. On the Final Settlement Date, the Buyer shall pay the Lessee Representative, on behalf of the Lessees, in accordance with the Waterfall,

the Contingent Purchase Price. In the event the Buyer does not have sufficient Available Funds to pay the Contingent Purchase Price solely as a result of (i) Marketing Services Provider’s failure to timely pay to the Buyer the Device Net Sale Proceeds in accordance with the Support Services Agreement or in respect of Marketing Services Provider’s collection of Device Net Sale Proceeds occurring after the Final Settlement Date and/or (ii) Forward Purchaser’s failure to timely pay to the Buyer all amounts due and owing under the Forward Purchase Agreement (the “Insufficient Amount”), the Lessees hereby agree that the Contingent Purchase Price shall be reduced by the Insufficient Amount (so long as the Contingent Purchase Price shall not be less than zero after giving effect to such reduction) and the Buyer shall transfer any claim it has to the Insufficient Amount to the Lessee Representative and agrees to cooperate with Lessee Representative in connection with pursuing any claim for the Insufficient Amount as reasonably requested by Lessee Representative from time to time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1        Mutual Representations and Warranties. Each Lessee represents and warrants to the Buyer, and the Buyer represents and warrants to the Lessees, as of the Lease Closing Date and as of the Amendment Closing Date, as follows:

(a)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity and (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it and (ii) has duly authorized by all necessary corporate or limited liability company action, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(b)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by such party when duly executed and delivered by it will constitute, a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the performance by it of the terms hereof and thereof will not (i) violate or result in a default under (A) its articles or certificate of incorporation, memorandum and articles of association, by‑laws, certificate of formation, limited liability company agreement, or other organizational documents, as applicable, or (B) any material indenture or other material agreement or instrument binding on it, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or instrument except for any Lien that could not reasonably be expected to have a Material Adverse Effect or arising under the Transaction Documents, or (iii) violate in any material respect any Law applicable to it or any of its properties.

(d)    Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.

(e)    No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its Knowledge, threatened against or affecting it (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (iii) that otherwise involve this Agreement or any other Transaction Document to which it is a party.

(f)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or the transactions contemplated hereby or thereby, except, as applicable, for the filing of UCC financing statements required under the Transaction Documents and filings with the Securities Exchange Commission to the extent required by applicable Law.

SECTION 4.2        Additional Representations and Warranties of the Lessees. Each Lessee represents and warrants to the Buyer (i) as of the Cutoff Date, (ii) as of the Lease Closing Date, (iii) as of the Amendment Closing Date, (iv) as of each Upgrade Date, and (v) as of each Like-Kind Exchange Transfer Date, provided, however, (a) in the case of clause (i), each Lessee only makes the representation and warranty in Section 4.2(k) and only in respect of the Lease Closing Date Devices and Lease Closing Date Customer Leases, (b) in the case of clauses (ii) and (iii), each Lessee does not make the representation in Section 4.2(k), (c) in the case of clause (iv), each Lessee makes the representations and warranties in Section 4.2(c), (e), (k) and (l) only with respect to the Upgraded Devices and related Upgraded Customer Leases transferred pursuant to Section 2.1 as of the applicable Upgrade Date and makes the representations and warranties in Sections 4.2(f) and (j) and (d) in the case of clause (v), each Lessee only makes the representation and warranty in Section 4.2(k)(i) and only in respect of the Like-Kind Exchange Device transferred as of the applicable Like-Kind Exchange Transfer Date, as follows:

(a)    Organization and Good Standing. It has been duly organized or incorporated in, and is validly existing as a corporation, exempted company or limited liability company, as applicable, in good standing under the Laws of its jurisdiction of organization or incorporation (where applicable), with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Qualification. It is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Valid Sale. This Agreement constitutes an absolute and irrevocable valid sale of the Devices and the Customer Lease-End Rights and Obligations to the Buyer.

(d)    Use of Proceeds. The use of all funds obtained by it under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.

(e)    Quality of Title. At the time of its sale to the Buyer hereunder, each Device and the Customer Lease-End Rights and Obligations in respect of each Related Customer Lease, is owned by it free and clear of any Adverse Claim (other than Permitted Device Liens); when the Buyer purchases such Devices and Customer Lease-End Rights and Obligations, the Buyer shall have acquired them for fair consideration and reasonably equivalent value, free and clear of any Adverse Claims (other than Permitted Device Liens) and no valid effective financing statement or other instrument similar in effect covering any Device and any Customer Lease-End Rights and Obligations is on file in any recording office, except such as may be filed (i) in favor of the relevant Lessee in accordance with the First Step Transfer Agreement or any other Transaction Document (and assigned to Mobile Leasing Solutions for the benefit of Series 2 and further assigned to the Collateral Agent) or (ii) in connection with any Permitted Device Lien.

(f)    UCC Details. Its true legal name as registered in the sole jurisdiction in which it is organized and the jurisdiction of such organization are specified in Schedule IV and its chief executive office is at the address specified in Schedule IV (or at such other location notified to the Buyer and Collateral Agent). Except as described in Schedule IV, it has never had any trade names, fictitious names, assumed names or “doing business as” names and is “located” in the jurisdiction specified in Schedule IV for purposes of Section 9-307 of the UCC. It is organized in only a single jurisdiction.

(g)    Adverse Change. Since the date of their formation, there has been no change in the financial condition, business or prospects of the Lessees, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect.

(h)    Investment Company Act. It is not an “investment company” under (and as defined in) the Investment Company Act.

(i)    Tax Returns and Payments. It has filed all federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except (i) for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax lien has been filed, and, to its Knowledge, no claim is being asserted, with respect to any such tax or assessment that could reasonably be expected to result in a Material Adverse Effect.

(j)    No Sanctions. It is not a Sanctioned Person. To its knowledge after due inquiry, no Customer was a Sanctioned Person at the time of the relevant Originator’s entry into any Related Customer Lease with such Customer. It and its Affiliates: (i) have less than 15% of their assets in Sanctioned Countries and (ii) derive less than 15% of their operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. Neither it nor any of its Affiliates engages in activities related to Sanctioned Countries, except for such activities as are (A) specifically or generally licensed by OFAC or (B) otherwise in compliance with OFAC’s sanctions regulations.

(k)    Eligible Devices and Related Customer Leases. (i) Each Device is an Eligible Device and (ii) each Related Customer Lease is an Eligible Lease.

(l)    Customer Leases and Upgrade Policy. No Customer has a contractual right under its Related Customer Lease with respect to a Device to have payments under such Related Customer Lease waived at the time of a Customer Upgrade or otherwise, and no Sprint Party (other than the Lessee that is lessor under such Related Customer Lease or the Servicer acting on behalf of such Lessee in accordance with the Servicing Agreement) has the right to waive any payments under such Related Customer Lease.

SECTION 4.3        Additional Representations and Warranties of the Buyer. The Buyer represents and warrants to the Lessees as of Lease Closing Date, as of the Amendment Closing Date, and, in the case of Section 4.3(c), as of each Upgrade Date as follows:

(a)    Organization and Good Standing. (i) Mobile Leasing Solutions is a limited liability company duly constituted, validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of organization, (ii) Series 2 is a series of Mobile Leasing Solutions duly constituted and validly existing under the Laws of its jurisdiction of organization and (iii) the Buyer has the limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Due Qualification. Mobile Leasing Solutions is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Investment Company Act. It is not an “investment company” under (and as defined in) the Investment Company Act.

ARTICLE V

GENERAL COVENANTS
SECTION 5.1        Mutual Covenants. At all times from the Lease Closing Date to the Final Settlement Date, each Lessee and the Buyer shall:

(a)    Compliance with Laws, etc. Comply with all applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Preservation of Existence. Except as expressly permitted by Sections 5.2(h) or 5.2(i) with respect to the Lessees, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to qualify or preserve and maintain such existence, rights, franchises, privileges and qualification could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Tax.

(i)    Agree for all U.S. federal, state and local income tax purposes, (x) to treat the Cash Purchase Price paid hereunder as amounts loaned by the Buyer for which the Devices transferred hereunder provide security, and to treat the Rental Payments payable to the Buyer under the Device Leases as payments on such indebtedness owed to the Buyer, (y) to treat any proceeds from any sale of a Device and any Excess Rental Payments as income of the Lessees, with the Buyer retaining the related cash only to secure payment of amounts due under such indebtedness and (z) not to treat the Buyer as the owner of the Devices, unless, after the Lease Closing Date, a Change in Law occurs and, as confirmed by an Opinion of Counsel and after consultation in good faith with the other Parties and their respective tax advisors, there is no substantial authority, within the meaning of Section 6662 of the Code, for such treatment, or there is a Final Determination of such treatment.

(ii)    The Parties acknowledge that the Buyer has entered into the Tax Services Agreement with the Servicer and Sprint, which will govern responsibility for filing any Tax Returns and paying any Taxes that are due with respect to any payment made or any transfer of Devices or Customer Lease-End Rights and Obligations hereunder. All payments made, or deemed made, pursuant to this Agreement shall be made free and clear of, and without deduction for, any Taxes except to the extent required by applicable Law. The Parties do not expect payments made pursuant to this Agreement to be subject to withholding or other deduction of Taxes. Prior to withholding any Taxes from any payment hereunder, the Buyer and the Lessee Representative shall consult in good faith as to the withholding to be made.

(iii)    The transactions contemplated by this Agreement are intended to be treated for sales and use tax purposes as a financing (so that transfers of Devices hereunder are not taxable sales) and if not so treated each transfer of the Devices contemplated hereunder is intended to be an exempt sale for resale for such purposes as the purchaser or transferee intends to re-sell or lease each Device in the same form or condition in which it was purchased to others in the normal course of the purchaser or transferee’s business. The Parties will cooperate to take all steps to timely prepare and secure any exemption certificate, resale certificate or similar documentation requested or required by any jurisdiction for purposes of qualifying for or documenting any such exemption.

SECTION 5.2        Additional Covenants of the Lessees. At all times from the Lease Closing Date to the Final Settlement Date, each Lessee shall:

(a)    Evidence of Purchase. Maintain its records (other than accounting records) to evidence that as of (x) in the case of the Lease Closing Date Devices and Lease Closing Date Customer Leases, the Lease Closing Date, (y) in the case of each Upgraded Device and Upgraded Customer Lease, the Upgrade Date for such Upgraded Device (after giving effect to the Upgrade Exchange on such Upgrade Date) and (z) in the case of each Like-Kind Exchange Device, the date the Like-Kind Exchange for such Like-Kind Exchange Device occurs, the relevant Devices and relevant Related Customer Leases (other than Devices and Related Customer Lease-End Rights and Obligations deemed not to have been sold by a Lessee pursuant to Section 2.8 in connection with such Lessee’s exercise of its Upgrade Termination Option) have been irrevocably transferred to the Buyer as in accordance with this Agreement.

(b)    Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Devices and the Related Customer Leases in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained (or transferred to Servicer), all documents, books, records and other information necessary or advisable for the collection of all Collections in respect of all Devices and the Related Customer Leases.

(c)    Location of Records. Keep its chief executive office and principal place of business at the address of such Lessee referred to in Schedule IV or, upon thirty (30) days’ prior written notice to the Collateral Agent and the Buyer, at such other locations in jurisdictions where all action required under the Master Lease Agreement shall have been taken and completed.

(d)    PATRIOT ACT Information. Promptly following a request therefor, provide any documentation or other information that the Buyer or any of its assignees under the Transaction Documents reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(e)    Continuation Statements. Authorize and deliver and file or cause to be filed appropriate continuation statements not earlier than six months and not later than one month prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Lease Closing Date or any other financing statement filed pursuant to this Agreement, in each case naming such Lessee as debtor, if the Final Settlement Date shall not have occurred.

(f)    Further Assurances. From time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Buyer or any of its assignees under the Transaction Documents may reasonably request in order to perfect, protect or more fully evidence the purchases, sales and assignments and security interests hereunder, or to enable the Buyer or any such assignee to exercise or enforce any of their respective rights with respect to the Devices and the Related Customer Leases. Without limiting the generality of the foregoing, each Lessee will upon the request of the Buyer or any of its assignees under the Transaction Documents authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

(g)    Tax Matters. Pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) of such Lessee when due and payable, except (x) such as may be paid thereafter without penalty, (y) such as may be contested in good faith by appropriate proceedings and for which an adequate reserve has been established and is maintained in accordance with GAAP or (z) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(h)    Mergers, Sales, etc. Not consolidate or merge with or into any other Person or sell, lease or transfer all or substantially any portion of its property and assets, or agree to do any of the foregoing, unless (i) the Buyer shall have received 30 days’ prior notice thereof, (ii) no Lease Event of Default or Lease Default has occurred and is continuing or would result immediately after giving effect thereto, (iii) the Buyer shall have consented in writing thereto, if the resulting entity following such merger, consolidation or other restructuring is any Person other than a Lessee, (iv) Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Buyer, that its obligations under the Sprint Guarantee and the Performance Support Agreement shall apply to the surviving entity and (v) the Buyer receives such additional certifications and opinions of counsel as it shall reasonably request.

(i)    Change in Organization, etc. Not change its jurisdiction of organization or incorporation or its name, identity or corporate organization structure or make any other change such that (i) any financing statement filed or other action taken to perfect the Buyer’s interests hereunder would become seriously misleading or would otherwise be rendered ineffective unless such Lessee shall have given the Buyer and the Collateral Agent not less than 30 days’ prior written notice of such change or (ii) it would no longer be a special purpose entity or would result in a violation of its corporate separateness covenants in Section 6.1.

(j)    Customer Upgrades. Not terminate or waive any payments under a Related Customer Lease in connection with a Customer Upgrade during the Term of a Device Lease for a Device unless, simultaneously with the Customer Upgrade, the Upgraded Device and Upgraded Customer Lease are contributed in accordance with the First Step Transfer Agreement, and the Upgraded Device and the Customer-Lease End Rights and Obligations with respect to the Upgraded Customer Lease are transferred to the Buyer pursuant to this Agreement.

(k)    Assigned Lease Upgrade Policy Provision. Not amend or otherwise modify (or permit to be amended or otherwise modified) the Assigned Lease Upgrade Policy Provision, for any Device subject to a Customer Lease during the Term of a Device Lease for such Device, including any modification to any portion of the Upgrade Policy that has the effect of modifying the Assigned Lease Upgrade Policy Provision unless otherwise consented to by Buyer and Collateral Agent (such consent not to be unreasonably withheld or delayed).

SECTION 5.3        Additional Covenants of the Buyer. At all times from the Lease Closing Date to the Final Settlement Date, the Buyer shall:

(a)    Notices. Promptly (but in any event within three (3) Business Days after obtaining Knowledge thereof) notify the Lessee Representative of the existence of any Default or Event of Default (or the equivalent thereof) under and as defined in the applicable Financing Documents describing with particularity the nature of such event.

(b)    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with tax-based accounting consistently applied will be made of all financial transactions and matters involving the assets and business of the Buyer.

(c)    Inspection Rights. Permit representatives and independent contractors of the Lessees, at their own expense, to visit and inspect any of its offices, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers having direct knowledge or responsibility of the subject matter in order to confirm the Buyer’s performance of its obligations under this Agreement, provided, however, that such visits, inspections or examinations will be made at a reasonable time during normal business hours with due regard for, and minimal disruption of, the business of the Buyer, and will not (a) occur more frequently than once in any 12-month period and (b) be made without five (5) Business Days’ prior written notice. For the avoidance of doubt, nothing in this Section 5.3(c) shall permit any representative or independent contractor of any Lessee to make any such visits, inspections or examinations in respect of the corporate, financial and operating records or the affairs, finances and accounts of any Series of Mobile Leasing Solutions other than Series 2 thereof.

(d)    Enforcement of Support Services Agreement. Promptly enforce the obligations of Marketing Services Provider under the Support Services Agreement to cause the resale of Devices in accordance with the Support Services Agreement and the deposit of proceeds in respect thereof, in accordance with the terms of such agreement and the other Transaction Documents.

(e)    Replacement of Logistics Services Provider and/or Marketing Services Provider. If a termination event has occurred and is continuing under Section 10.1 of the Support Services Agreement, upon one (1) Business Day prior written notice of any Sprint Party to the Buyer requesting termination of the Support Services Agreement, deliver written notice to the Logistics Services Provider and Marketing Services Provider terminating the Support Services Agreement.

(f)    Fair Market Value under Customer Leases for Devices. Promptly (and in no event later than one (1) Business Day) after request by any Sprint Party, provide such Sprint Party with the fair market value in relation to a Customer’s purchase option of a Device under a Related Customer Lease for any period after the relevant Customer Lease Term, provided, however, the Buyer’s determination of the fair market value of such Device shall be the higher of (x) the Secondary Market Value of such Device on the basis that such Device is a Grade B Device and (y) the fair market value of such Device determined by the relevant Sprint Party acting reasonably provided in writing by a Sprint Party to the Buyer at the time of or prior to any Sprint Party’s request under this Section 5.3(f).

(g)    Customer Upgrades after Term of a Device Lease. At any time any Sprint Party performs a Customer Upgrade of a Device after the Term of the Device Lease for such Device for which the Buyer has Customer Lease-End Rights and Obligations in the related Customer Lease, on the Upgrade Date, automatically authorize the Servicer in accordance with Section 2.7(b) of the Servicing Agreement to terminate the Related Customer Lease with respect to the Exchanged Device and waive all remaining Customer Receivables with respect to such Customer Lease.

(h)    [Reserved].

(i)    [Reserved].

(j)    Special Purpose Entity/Bankruptcy Remoteness. Comply with the special purpose entity and bankruptcy remoteness provisions set forth in Schedule V.

(k)    Indebtedness Covenant. Except for Debt incurred in respect of the Transaction, not create, incur, assume, guarantee, permit to exist or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation or purchase any asset (whether or not pursued for gain or other pecuniary advantage), except in accordance with or as permitted by the Transaction Documents.

(l)    Liens. Not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Buyer Permitted Liens.

(m)    Application of Collections. Not declare or make or permit any other Person to declare or make, directly or indirectly, any payment or distribution of cash constituting Collections or Rental Payments other than in accordance with the Waterfall or Section 2.9 of the MLS Intercreditor Agreement.

(n)    Amendment or Waiver of Transaction Documents. Not cause, consent to, or permit, any termination, modification, amendment, variance or waiver of timely compliance with any term or condition of any of the Transaction Documents (other than the Sprint Transaction Documents) without (i) first providing five (5) Business Days’ prior notice to the Lessee Representative along with a copy of or the terms of the proposed modification, amendment, variance or waiver and (ii) in the case of any modification, amendment, variance or waiver that would reasonably be expected to be materially adverse to any Sprint Party (provided, that any modification or amendment intended to facilitate a Permitted Additional Tranche shall not be deemed to be materially adverse to any Sprint Party solely because such Permitted Additional Tranche is intended to provide financing to a mobile telephony carrier other than a Sprint Party) first obtaining the prior written consent of the Lessee Representative; provided, however, the Buyer shall promptly provide the Lessee Representative with a copy of any such modification, amendment, variance or waiver.

(o)    Actions Under Related Customer Leases. Not take enforcement actions or exercise remedies or take any other action under the Related Customer Leases other than through the Servicer.

(p)    Information. Provide and cause Marketing Services Provider to provide (i) to the Servicer all data and other information necessary to permit the Servicer to prepare and deliver each Servicer Report in accordance with and at the times required under the Servicing Agreement and (ii) such other data and information reasonably available to such parties and reasonably requested by any Sprint Party in connection with performing its obligations under the Transaction Documents; provided, however, the Buyer shall have no obligation to provide any data or information from Marketing Services Provider that the Buyer does not receive from Marketing Services Provider or is not permitted to be provided to a Sprint Party by Marketing Services Provider.

(q)    Further Assurances. From time to time, at the expense of the Lessees, promptly execute and deliver all further instruments and documents, and take all further action that the Lessee Representative may reasonably request, in order to perfect, protect or more fully evidence the purchases, sales and assignments and security interests hereunder or under the other Transaction Documents, or to enable the Lessees or any Affiliate thereof to exercise or enforce any of their respective rights hereunder and under the other Transaction Documents. Without limiting the generality of the foregoing, the Buyer will upon the request of the Lessee Representative authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, and take such other actions, as may be necessary or appropriate to perfect and protect any Liens granted by the Buyer to the Lessees.

ARTICLE VI

CORPORATE SEPARATENESS

SECTION 6.1        Corporate Separateness. Each Lessee hereby acknowledges that the Buyer is entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each Lessee’s identity as a legal entity separate from Guarantor, the Servicer, the Originators and their respective Affiliates. In addition to and consistent with the other covenants set forth herein, each Lessee shall take such actions as shall be required in order that:

(a)    Special Purpose Entity. Each Lessee will be a special purpose limited liability company whose primary activities are restricted in its memorandum and articles of association to: (i) acquiring, owning, holding or selling interests in (x) the Devices and Related Customer Leases in accordance with the Transaction Documents and (y) any wireless mobile devices and related customer leases in accordance with any Lessee Permitted Additional Tranche Transaction Documents, (ii) granting security interests in (x) the Devices, the Related Customer Leases and any of its other assets in respect of which a security interest is required to be granted by it under the Transaction Documents and (y) any wireless mobile devices, related customer leases and any of its other assets in respect of which a security interest is required to be granted by it under any Lessee Permitted Additional Tranche Transaction Documents, (iii) entering into and exercising its rights and performing its obligations under (x) the Related Customer Leases and the other Transaction Documents and (y) any customer lease subject to a Lessee Permitted Additional Tranche to which it is a party and any other Lessee Permitted Additional Tranche Transaction Document to which it is a party, (iv) acting as (x) lessor under Related Customer Leases and any other customer leases subject to any Lessee Permitted Additional Tranche to which it is a party and (y) lessee under the Device Leases and any other device leases subject to any Lessee Permitted Additional Tranche to which it is a party, (v) receiving amounts due to it under the Transaction Documents and any Lessee Permitted Additional Tranche Transaction Document and declaring and paying dividends and distributions to its Related Originator from such amounts, (vi) paying amounts due by it under the Transaction Documents and any Lessee Permitted Additional Tranche Transaction Document and (vii) conducting such other activities as it deems necessary or appropriate to carry out the primary activities described above or as otherwise contemplated by the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document.

(b)    Commingling. Except as otherwise expressly permitted by the Originator Intercreditor Agreement, no Lessee shall commingle any of its assets or funds with those of any of its Affiliates (other than any other Lessee);

(c)    Independent Director. At least one member of each Lessee’s board of directors shall be an Independent Director and the memorandum and articles of association of such Lessee shall provide: (i) for the same definition of “Independent Director” as used herein, (ii) that such Lessee’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to such Lessee unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended (x) except in accordance with this Agreement and (y) without the prior written consent of the Independent Director and the Buyer;

(d)    Corporate Formalities. Each Lessee will strictly observe corporate formalities in its dealings with the Servicer, the Originators and any Affiliates thereof (other than any other Lessee). Except as permitted under the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document, the Lessees shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Originators and any Affiliates (other than any other Lessee) thereof has independent access, other than the Servicer’s right to access such accounts in accordance with the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document. Each Lessee shall procure that its Related Originator maintain such Lessee’s memorandum and articles of association and other organizational documents in conformity with this Agreement;

(e)    Conduct of Business. Each Lessee shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ (or managers’) meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, intercompany transaction accounts;

(f)    No Other Business or Debt. No Lessee shall engage in any business or activity except as set forth in the Transaction Documents to which it is a party or any Lessee Permitted Additional Tranche Transaction Document to which it is a party nor incur any indebtedness or liability other than as expressly permitted by the Transaction Documents to which it is a party or any Lessee Permitted Additional Tranche Transaction Document to which it is a party.

(g)    Books and Records. Each Lessee’s books and records will be maintained separately from those of the Servicer, the Originators and any of their Affiliates (other than any other Lessee) and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of such Lessee from the assets and liabilities of the Servicer, the Originators and any of their Affiliates (other than any other Lessee);

(h)    Operating Expenses. Each Lessee’s operating expenses will not be borne by the Servicer, any Originator or any of their Affiliates (other than any other Lessee), except to the extent paid from capital contributions from its equity holders or as expressly contemplated by the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document.

(i)    Disclosure of Transactions. All financial statements of the Servicer, the Originators, and any of their Affiliates that are consolidated to include any Lessee will disclose that (i) such Lessee’s sole business consists of the purchase or acceptance through capital contributions of wireless mobile devices and related customer leases from its Related Originator, the subsequent retransfer to Mobile Leasing Solutions or any Series thereof of, or granting of a security interest to Mobile Leasing Solutions for the benefit of any Series thereof in, such devices and certain rights and obligations under the related customer leases, the subsequent lease back of such devices from Mobile Leasing Solutions or any Series thereof, and performing its obligations under (x) the Related Customer Leases and the other Transaction Documents to which it is a party and (y) any other customer lease subject to a Lessee Permitted Additional Tranche to which it is a party and Lessee Permitted Additional Tranche Transaction Document to which it is a party, (ii) such Lessee is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Lessee’s assets prior to any assets or value in the Lessee becoming available to the Lessee’s equity holders and (iii) the assets of the Lessee are not available to pay creditors of the Servicer, any Originator or any Affiliate thereof (other than any other Lessee);

(j)    Arm’s-Length Relationships. Each Lessee shall maintain an arm’s-length relationship with the Servicer, each Originator, and its other Affiliates (other than the other Lessees). Except as expressly contemplated by the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document, no Lessee, on the one hand, or the Servicer, any Originator, or any of its other Affiliates, on the other hand, will be or will hold itself out to be responsible for the debts of the other (other than any other Lessee) or the decisions or actions respecting the daily business and affairs of the other. Each Lessee, the Servicer, any Originators, and the Lessee’s other Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealings with any other entity (other than among the Lessees);

(k)    Allocation of Overhead. To the extent that any Lessee, on the one hand, and the Servicer, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and such Lessee shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise;

(l)    Identification. Each Lessee shall at all times hold itself out to the public under such Lessee’s own name as a legal entity separate and distinct from its equity holders, members, managers, the Servicer, any Originator or any Affiliate thereof (other than any other Lessee);

(m)    Capital. Each Lessee shall maintain adequate capital in light of its contemplated business operations;

(n)    Additional Agreements. Each Lessee also agrees that:

(i)    no Lessee shall issue any security of any kind except certificates evidencing equity interests issued to its Related Originator in connection with its formation, or incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any obligation other than (i) such Lessee’s liability for obligations under the Transaction Documents and any Lessee Permitted Additional Tranche Transaction Document to which it is a party, (ii) as otherwise expressly permitted or contemplated by the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document to which it is a party and (iii) ordinary course operating expenses;

(ii)    no Lessee shall sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document to which it is a party;

(iii)    no Lessee shall purchase any asset (or make any investment, by share purchase, loan or otherwise) except as specifically permitted by, or as provided in, the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document to which it is a party;

(iv)    no Lessee shall make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any security interest or equity interest in such Lessee or any Affiliate of any such owner (except, in each case, as expressly permitted by, or as provided in, the Transaction Documents or any Lessee Permitted Additional Tranche Transaction Document to which it is a party);

(v)    no Lessee shall make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase from, or any distribution or other payment to, or for the account or benefit of, any owner of any equity interest in such Lessee or any Affiliate of any such owner other than from funds received by it under Transaction Documents or Lessee Permitted Additional Tranche Transaction Documents to which it is a party and so long as, in any case, the result would not directly or indirectly cause such Lessee to be considered insolvent;

(vi)    no Lessee shall have any employees; and

(vii)    each Lessee will provide for not less than ten (10) Business Days’ prior written notice to the Buyer of any removal, replacement or appointment of any director that is currently serving or is proposed to be appointed as an Independent Director of such Lessee, such notice to include the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement and the memorandum and articles of association of such Lessee.

ARTICLE VII

INVESTMENT COMPANY ACT PROVISIONS

SECTION 7.1        Representations and Agreements of the Lessees. Each Lessee makes the representations and warranties in Section 7.1(a), (c), (d), (e) and (f) to the Buyer as of the Lease Closing Date, as of the Amendment Closing Date and as of each Upgrade Date and makes the agreements in Section 7.1(b) and (f) from the Lease Closing Date to the Final Settlement Date.

(a)    Assuming the correctness of the representations and agreements of the Buyer in Section 7.2, each Lessee represents that it is a Qualified Purchaser.

(b)    Each Lessee understands and agrees that, if in the future it decides to sell, transfer, assign, pledge or otherwise dispose of in whole or in part (each, a “Transfer”) its interest in the Deferred Purchase Price Amount or the Contingent Purchase Price (collectively, the “Buyer Obligations”), such Lessee will only Transfer such Buyer Obligations to a Qualified Purchaser (it being understood and agreed that any subsequent Transfers of such Buyer Obligations shall only be made to a Qualified Purchaser).

(c)    Each Lessee is acquiring the Buyer Obligations for its own account, for investment purposes only and not with a view to distribute or resell such Buyer Obligations in whole or in part.

(d)    Each Lessee was offered the Buyer Obligations through private negotiations, not through any general solicitation or general advertising, or through any solicitation by a person not previously known to such Lessee in connection with investments generally.

(e)    Each Lessee has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Buyer Obligations and is able to bear such risks, and has obtained, in its judgment, sufficient information from the Buyer or its authorized representatives to evaluate the merits and risks of such investment. Each Lessee has evaluated the risks of investing in the Buyer Obligations and has determined that the Buyer Obligations is a suitable investment for it. Each Lessee can afford a complete loss of the investment in the Buyer Obligations and can afford to hold the investment in the Buyer Obligations for an indefinite period of time.

(f)    Assuming the correctness of the representations and agreements of the Buyer in Section 7.2, if any Lessee would be an “investment company” under the Investment Company Act but for the exceptions provided by section 3(c)(1) or 3(c)(7) thereof, then it hereby: (i) represents and warrants that it has obtained the consent to its treatment as a Qualified Purchaser from the appropriate beneficial owners of its securities in accordance with the requirements of

Section 2(a)(51)(C) of, and Rule 2a51-2 promulgated under, the Investment Company Act; (ii) consents to the treatment of the Buyer as a Qualified Purchaser; and (iii) represents and warrants that it has obtained the consent to such treatment from the appropriate beneficial owners of its securities in accordance with the requirements of Section 2(a)(51)(C) of, and Rule 2a51-2 promulgated under, the Investment Company Act.

SECTION 7.2        Representations and Agreements of the Buyer. The Buyer makes the representations and warranties in Section 7.2(a), (c), (d), (e) and (f) to the Lessees as of the Lease Closing Date, as of the Amendment Closing Date and as of each Upgrade Date and makes the agreements in Section 7.2(b) and (f) from the Lease Closing Date to the Final Settlement Date.

(a)    Assuming the correctness of the representations and agreements of the Lessees in Section 7.1, the Buyer represents that it is a Qualified Purchaser.

(b)    The Buyer understands and agrees that, if in the future it decides to Transfer any Device Lease, the Buyer will only Transfer such Device Lease to a Qualified Purchaser (it being understood and agreed that any subsequent Transfers of such Device Lease shall only be made to a Qualified Purchaser).

(c)    The Buyer is acquiring the Device Leases for its own account, for investment purposes only and not with a view to distribute or resell such Device Leases in whole or in part.

(d)    The Buyer was offered the Device Leases through private negotiations, not through any general solicitation or general advertising, or through any solicitation by a person not previously known to the Buyer in connection with investments generally.

(e)    The Buyer has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Device Leases and is able to bear such risks, and has obtained, in the Buyer’s judgment, sufficient information from the Lessees or their authorized representatives to evaluate the merits and risks of such investment. The Buyer has evaluated the risks of investing in the Device Leases and has determined that the Device Leases are a suitable investment for the Buyer. The Buyer can afford a complete loss of the investment in the Device Leases and can afford to hold the investment in the Device Leases for an indefinite period of time.

(f)    Assuming the correctness of the representations and agreements of the Lessees in Section 7.1 and that the Senior Loan Lenders and the Senior Subordinated Loan Creditors have obtained and given the consents described in this Section 7.2(f) to the extent applicable to such Senior Loan Lenders and such Senior Subordinated Loan Creditors for purposes of this Section 7.2(f), if the Buyer would be an “investment company” under the Investment Company Act but for the exceptions provided by section 3(c)(1) or 3(c)(7) thereof, then the Buyer hereby: (i) represents and warrants that it has obtained the consent to its treatment as a Qualified Purchaser from the appropriate beneficial owners of its securities in accordance with the requirements of Section 2(a)(51)(C) of, and Rule 2a51-2 promulgated under, the Investment Company Act; (ii) consents to the treatment of the Lessees as Qualified Purchasers; and (iii) represents and warrants that it has obtained the consent to such treatment from the appropriate beneficial owners of its securities in accordance with the requirements of Section 2(a)(51)(C) of, and Rule 2a51-2 promulgated under, the Investment Company Act.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1        Amendments, etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any Lessee therefrom shall in any event be effective unless the same shall be in writing and signed by the Buyer and the Lessee Representative and, if such amendment or waiver affects the obligations of Guarantor or any of its Affiliates (other than the Lessees), Guarantor consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.2        No Waiver; Remedies. No failure on the part of the Buyer or any Lessee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 8.3        Notices, Etc. The provisions of Section 21 of the MLS Intercreditor Agreement shall apply as if fully set forth herein.

SECTION 8.4        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each Lessee acknowledges that the Buyer’s rights under this Agreement may be assigned as collateral to the Collateral Agent for the benefit of the Finance Parties, and Lessees consent to such assignment; provided that such assignment shall neither release the Buyer from the performance of its obligations under this Agreement nor impair any Lessee’s rights under this Agreement. The parties hereto agree that the Collateral Agent (and any of its assignees) is an intended third-party beneficiary of this Agreement and is entitled to enforce the rights of the Buyer arising hereunder.

SECTION 8.5        Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Lessee or the Buyer pursuant to Article IV and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.6        Costs and Expenses. Each party agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the other party in connection with the negotiation, preparation, execution and delivery of any amendment of or consent or waiver under this Agreement (whether or not consummated) requested by such party, or the enforcement of, or any actual or reasonably claimed breach of, this Agreement, including reasonable and documented accountants’, auditors’, consultants’ and attorneys’ fees and expenses to any of such Persons and the reasonable and documented fees and charges of any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing.

SECTION 8.7        Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Executed counterparts may be delivered electronically. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 8.8        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).

SECTION 8.9        Waiver of Jury Trial. EACH LESSEE AND THE BUYER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10    Consent to Jurisdiction; Waiver of Immunities. EACH LESSEE AND THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:

(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES

SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11    Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 20 of the MLS Intercreditor Agreement as if they were set forth herein.

SECTION 8.12    No Proceedings. The provisions of Section 24.2 of the MLS Intercreditor Agreement shall apply as if fully set forth herein.

SECTION 8.13    Severability. Any provisions of this Agreement that are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.14    Lessee Representative.

(a)    Each Lessee hereby irrevocably appoints and constitutes SLV-III LLC (“Lessee Representative”) as its agent and attorney-in-fact to (i) provide all notices and instructions to be given by the Lessees or any thereof under this Agreement and the other Transaction Documents (and any notice or instruction provided by Lessee Representative shall be deemed to be given by the applicable Lessee and shall bind such Lessee), (ii) receive notices and instructions to be given to the Lessees or any thereof under this Agreement and the other Transaction Documents (and any notice or instruction provided to the Lessee Representative shall be deemed to have been given to the applicable Lessee), (iii) make payments required to be paid by the Lessees or any thereof under this Agreement and the other Transaction Documents (and any payment made by Lessee Representative shall be deemed to be paid by the applicable Lessee), (iv) receive payments and disbursements to be made to the Lessees or any thereof under this Agreement and the other Transaction Documents (and any payment made to Lessee Representative shall be deemed to be paid to the applicable Lessee), (v) grant any security interest required to be granted by any Lessee under the Transaction Documents, including any security interest in the Servicer Collection Accounts, and execute and deliver any deposit account control agreement with respect to any such security interest granted by a Lessee in the Servicer Collection Accounts or other deposit accounts in the name of any Lessee, (vi) take any such action on behalf of the Lessees as the Lessee Representative deems appropriate to effectuate the sale and leaseback arrangements contemplated under the Transaction Documents and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Transaction Documents (and any action by Lessee Representative shall be deemed to be made by the applicable Lessee and shall bind such Lessee) and (vii) execute and deliver any amendments, consents, waivers or other instruments related to this Agreement and the other Transaction Documents on behalf of the other Lessees (and any such amendment, consent, waiver or other instrument shall be binding upon and enforceable against each other Lessee to the same extent as if made directly by such Lessee).

(b)    Lessee Representative hereby accepts the appointment by the Lessees to act as the agent and attorney-in-fact of the Lessees pursuant to this Section 8.14. Lessee Representative shall ensure that the disbursement of any payments to any Lessee paid to or for the account of Lessee Representative shall be paid to or for the account of such Lessee.

(c)    No resignation or termination of the appointment of Lessee Representative as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to the Buyer. If Lessee Representative resigns under this Agreement, the Lessees shall be entitled to appoint a successor Lessee Representative (which shall be a Lessee). Upon the acceptance of its appointment as successor Lessee Representative hereunder, such successor Lessee Representative shall succeed to all the rights, powers and duties of the retiring Lessee Representative and the term “Lessee Representative” shall mean such successor Lessee Representative and the retiring or terminated Lessee Representative’s appointment, powers and duties as Lessee Representative shall be terminated.

SECTION 8.15    Mobile Leasing Solutions as Series LLC. Each Party hereto hereby acknowledges and agrees that Mobile Leasing Solutions is a series limited liability company, and that accordingly the obligations and liabilities of the Buyer hereunder and under the other Transaction Documents are and will be enforceable against the Buyer solely to the extent of the Series 2 Assets, and not against any other assets of Mobile Leasing Solutions or against any other Series of Mobile Leasing Solutions or any assets of any such other Series (whether held directly by such other Series or by Mobile Leasing Solutions on behalf of such other Series).

SECTION 8.16    Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations and liabilities of the Buyer under each of the Transaction Documents to which it is a party are solely the obligations and liabilities of the Buyer and shall be payable solely to the extent of the Series 2 Pledged Assets, and the proceeds of the realization thereof from whatever means, applied in accordance with this Agreement and the other Transaction Documents. If the Series 2 Pledged Assets and the proceeds of the realization thereof from whatever means, including pursuant to the enforcement of the MLS Security Documents, applied in accordance with the MLS Intercreditor Agreement and the other Transaction Documents, are insufficient to discharge in full the obligations and liabilities of the Buyer under the MLS Intercreditor Agreement and the other Transaction Documents, the rights of the Sprint Parties to receive any further amounts in respect of such obligations and liabilities shall be extinguished and none of the Sprint Parties may take any further action to recover such amounts. For the avoidance of doubt, no recourse shall be had to the assets of Mobile Leasing Solutions or the assets of any Series of Mobile Leasing Solutions other than the Series 2 Pledged Assets to satisfy the obligations and liabilities of the Buyer under this Agreement or any other Transaction Document.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized signatories, as of the date first above written.
For and on behalf of each of:
SLV - I LLC
SLV - II LLC
SLV - III LLC
SLV - IV LLC
SLV - V LLC
SLV - VI LLC
SLV - VII LLC
SLV - VIII LLC
SLV - IX LLC
SLV - X LLC
SLV - XI LLC
SLV - XII LLC
SLV - XIII LLC
SLV - XIV LLC
SLV - XV LLC
SLV - XVI LLC
SLV - XVII LLC
SLV - XVIII LLC
SLV - XIX LLC
SLV - XX LLC
SLV - XXI LLC
SLV - XXII LLC, each a Lessee

By: /s/ Stefan K. Schopp
Name: Stefan K. Schnopp
Title: Director

SLV- III LLC, as Lessee Representative
By: /s/ Stefan K. Schnopp
Name: Stefan K. Schnopp
Title: Director

MOBILE LEASING SOLUTIONS, LLC,
a Delaware limited liability company,
acting for itself and on behalf of Series 2 thereof, as Buyer
By: /s/ Jeff Krisel
Name Jeff Krisel
Title: President